UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2017

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

On December 1, 2017, Plastic Printing Professionals, Inc. (“P3”), a wholly-owned subsidiary of Document Security Systems, Inc. (“DSS”), entered into a Loan Agreement and accompanying Term Note Non-Revolving Line of Credit Agreement (collectively, the “Equipment Acquisition Line of Credit Transaction Documents”) with Citizens Bank, N.A., a national banking association (“Citizens”), pursuant to which Citizens agrees to lend up to $800,000 for the purpose of enabling P3 to purchase equipment from time to time that it may need for use in its business (the “Equipment Acquisition Line of Credit”). Each advance under the Equipment Acquisition Line of Credit shall be limited to a maximum of 100% of the Hard Costs (as hereinafter defined) of the applicable item of purchased equipment. “Hard Costs” shall mean the invoice price of such equipment less delivery and installation costs and taxes. Advances may be made under this Equipment Acquisition Line of Credit, from time to time, from December 1, 2017 until December 1, 2018. The aggregate principal balance outstanding under the Equipment Acquisition Line of Credit shall bear interest thereon at a per annum rate of 2% above the LIBOR Advantage Rate (as defined in the attached Term Note Non-Revolving Line of Credit) until the Conversion Date (as defined in the attached Term Note Non-Revolving Line of Credit). Effective on the Conversion Date, the interest rate payable on the aggregate principal balance outstanding shall be adjusted to a fixed rate equal to 2% above Citizens’ cost of funds on the Conversion Date as determined by Citizens. Prior to the Conversion Date, interest on the outstanding principal balance shall be due and payable in arrears monthly commencing the month following the date of the first advance. After the Conversion Date, the aggregate principal balance may be repaid in (i) up to 84 installments comprised of principal and interest for new equipment or (ii) up to 60 installments comprised of principal and interest for used equipment. An initial advance was made under the Equipment Acquisition Line of Credit on December 1, 2017, in the amount of $522,000, to fund the purchase of a used 6-color commercial press.

The Equipment Access Line of Credit is subject to certain financial covenants set forth in the Equipment Acquisition Line of Credit Transaction Documents, which include but are not limited to the requirements (i) that P3 maintain at all times a maximum total liabilities to total net worth ratio of 3.0 to 1.0, reported annually, according to GAAP, (ii) that P3 not permit the ratio of its EBITDA (as defined in the Loan Agreement) to Interest Expense plus CMLTD (as defined in the Loan Agreement) to be less than 1.15 to 1.0 for any fiscal year, and (iii) that P3 maintain at all times a current ratio of 1.25 to 1.0, reported annually, according to GAAP.

Under the Equipment Acquisition Line of Credit Transaction Documents, P3 is subject to standard events of default which include, but are not limited to, default for non-payment, false or misleading representations and warranties, unsatisfied third-party judgements or liens that negatively affect the Collateral, insolvency or bankruptcy, which may lead to acceleration of the obligations due and payable under the Equipment Acquisition Line of Credit.

In conjunction with the Equipment Acquisition Line of Credit Transaction Documents, P3 and Citizens also entered into a Security Agreement dated December 1, 2017 (the “Security Agreement”), pursuant to which P3 granted a security interest in the Collateral, defined as P3’s present and future right, title and interest in and to any and all personal property whether now existing or hereafter created, acquired or arising and wherever located from time to time, including, without limitation: accounts, chattel paper, goods, inventory, equipment, fixtures, farm products, instruments, investment property, documents, commercial tort claims, deposit accounts, letter-of-credit rights, general intangibles, supporting obligations, and records of, accession to and proceeds and products of the foregoing. The Security Agreement restates the same events of default as set forth in the Equipment Acquisition Line of Credit Transaction Documents.

The foregoing descriptions are summaries only, and do not purport to set forth the complete terms of the Equipment Acquisition Line of Credit Transaction Documents or the Security Agreement, and such descriptions are qualified in their entirety by reference to each of the Loan Agreement, the Term Note Non-Revolving Line of Credit Agreement, and the Security Agreement filed as Exhibits 10.1, 10.2 and 10.3 respectively, to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Form of Loan Agreement between Plastic Printing Professionals, Inc. and Citizens Bank, N.A.

10.2	Form of Term Note Non-Revolving Line of Credit Agreement between Plastic Printing Professionals, Inc. and Citizens Bank, N.A.

10.3	Form of Security Agreement between Plastic Printing Professionals, Inc. and Citizens Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: December 6, 2017	By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Chief Executive Officer